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                                                                    EXHIBIT 99.1

(ADVO Letterhead)

FOR IMMEDIATE RELEASE

              CHARLES HERINGTON ELECTED TO ADVO BOARD OF DIRECTORS

WINDSOR, CONN. - DECEMBER 14, 2004 -- ADVO, Inc. (NYSE: AD) today announced the election of Charles M. Herington, 45, to the Company's Board of Directors. Herington is President and Chief Executive Officer of America Online Latin America, Inc. (NASDAQ: AOLA), a company he helped found in 1999. AOLA provides premier connectivity, interactive content and services in Latin America.

"Mr. Herington brings 23 years of progressive general management, operations, and marketing experience to the ADVO board," said S. Scott Harding, ADVO's Chief Executive Officer. "Moreover, he brings keen understanding of the diverse markets in which U.S. consumers live and work. We are happy to have him join our leadership team," he added.

Prior to joining AOL Latin America, Herington most recently was President of Revlon Latin America. Further previous experience includes the role of Regional Vice President of PepsiCo Restaurant International and the position of Associate Advertising Manager for the Procter & Gamble Co. He holds a degree in Chemical Engineering and Computer Sciences from the Monterrey Superior Studies Institute in Mexico.

In addition to his ADVO board membership, Herington is on the board of directors of Coors Brewing Company and Adolph Coors Company, and NII Holdings (Nextel).

ADVO (NYSE: AD) is the largest targeted home-delivered print advertising company in the United States, with annual revenues of $1.2 billion. The company's shared mail advertising programs reach approximately 112 million U.S. households on a weekly and monthly basis, and deliver the highest consumer response for advertising with superior value, based on reaching carefully selected neighborhoods of consumers at below ZIP Code levels. This includes its core ShopWise(R) branded programs and the reach of its ADVO National Network Extension (A.N.N.E.) program. Additionally, the company's SuperCoups(R) advertising solutions provide targeted advertising for local neighborhood businesses.

ADVO's reach and targeting abilities are behind the success of its signature public service program America's Looking for Its Missing Children(R) -- the nation's oldest and most successful program of its kind, created in 1985 in partnership with the National Center for Missing & Exploited Children and the United States Postal Service. ADVO delivers 85 million missing child ("Have You Seen Me?(R)") cards weekly, representing the most recognized mail in America. These have helped lead to the successful and safe recovery of 136 missing children. ADVO has 25 mail processing facilities and 33 sales offices nationwide. ADVO's corporate headquarters are located at One Targeting Centre, Windsor, Conn., and the Company can be visited at its Web site at www.advo.com.

CONTACT:
Mary Lou Dlugolenski
Director, Communications
ADVO, Inc.
860-285-6197